Exhibit 23.4

Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

We consent to your reference to our firm under the captions “The Merger and Related Transactions; Conditions to Completion of the Merger,” “Background of the Merger” and “Material United States Federal Income Tax Consequences of the Merger” in the Joint Proxy Statement/Prospectus included in this Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

/s/  Gunderson Dettmer Stough Villeneuve Franklin

      & Hachigian, LLP

Gunderson Dettmer Stough Villeneuve Franklin &

      Hachigian, LLP

155 Constitution Drive

Menlo Park, California 94025

December 11, 2003